Exhibit 99.1

NEWS RELEASE

	Contacts:	Amir Barash, Vice President -IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports Third Quarter Results
Declares Quarterly Cash Dividend
Company schedules conference call for November 5, 2010 at 10:00 A.M. Eastern
     DALLAS, TEXAS, November 4, 2010 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and nine months ended September 30, 2010. Net loss for the third quarter of 2010 was ($15.6) million, or ($0.29) per share, compared to net loss of ($26.6) million, or ($0.57) per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($31.8) million, or ($0.59) per share, for the third quarter of 2010, compared to net loss of ($24.3) million, or ($0.52) per share, for the same period last year.
     Net loss for the nine months ended September 30, 2010, was ($97.8) million, or ($1.80) per share, compared to net loss of ($24.5) million, or ($0.52) per share, for the nine months ended September 30, 2009. Excluding special items, Alon recorded net loss of ($110.4) million, or ($2.04) per share, for the nine months ended September 30, 2010, compared to a net loss of ($17.3) million, or ($0.37) per share, for the same period last year.
Jeff Morris, Alon’s CEO, commented, “We are making very good progress on the integration of our Bakersfield refinery with our other California refineries. We plan for the Bakersfield hydrocracker unit to begin processing vacuum gas oil produced from our other California refineries by mid-year 2011. Upon completion of this integration, we intend to increase the throughput of the integrated California refineries and expect substantial improvement to the operating margin. We are also pleased that our Krotz Springs refinery completed its first full quarter of operation for the year with average refinery throughput of approximately 64,000 barrels per day. The Krotz Springs results were negatively affected by the much wider than historical WTI to LLS spreads thus we are undertaking initiatives with crude suppliers and other third parties to receive crudes such as WTI at our Krotz Springs refinery. This new crude flexibility will enable us to reduce our crude costs during these price spikes of Louisiana crudes.
     “Our retail and branded marketing segment again had very positive earnings for the third quarter with adjusted EBITDA of $12 million. Our branded fuel margin increased over the second quarter by 39% while our branded fuel sales volume increased 13%. Asphalt marketing also had a profitable quarter with adjusted EBITDA of $11 million. Our specialty grades of asphalt, especially our ground tire rubber grades, continue strong growth.
     “In October, we enhanced our liquidity by completing a registered direct offering of our preferred stock for $40 million and also obtained $23 million of letters of credit outside our existing credit facilities. We are also in a stage of evaluating offers and opportunities which would add $60 to $100 million to our resources.
     “We are focused on three initiatives: continuing to increase the throughput at Big Spring, integrating our Bakersfield facility with Paramount, and revising our mode of operations at Krotz Springs to improve yields and develop alternative crudes to HLS/LLS.

     THIRD QUARTER 2010
     Special items for the third quarter of 2010 included $16.2 million from the bargain purchase gain recognized from the Bakersfield refinery acquisition. Special items for the third quarter of 2009 included accumulated dividends of ($2.0) million on the preferred shares of Alon Refining Krotz Springs prior to their conversion to common stock at December 31, 2009 and an after-tax loss on the disposition of assets of ($0.3) million.
     Refinery operating margin at the Big Spring refinery was $5.04 per barrel for the third quarter of 2010 compared to $1.34 per barrel for the same period in 2009. Light product yields increased in 2010 due to the operation of substantially all refinery units that were damaged in the 2008 fire. Light product yields were approximately 88.8% for the third quarter of 2010 and 80.6% for the third quarter of 2009. Refinery operating margin at the California refineries was $0.17 per barrel for the third quarter of 2010 compared to ($0.55) per barrel for the same period in 2009. This increase primarily resulted from higher West Coast 3/2/1 crack spreads and greater light/heavy spreads. The Krotz Springs refinery operating margin for the third quarter of 2010 was $1.00 per barrel compared to $2.45 per barrel for the same period in 2009. The decrease is primarily due to higher HLS/LLS crude oil costs relative to WTI.
     Combined refinery throughput for the third quarter of 2010 averaged 138,253 barrels per day (“bpd”), consisting of: 53,060 bpd at the Big Spring refinery, 21,035 bpd at the California refineries and 64,158 bpd at the Krotz Springs refinery compared to a combined average throughput of 157,660 bpd in the third quarter of 2009, consisting of 62,500 bpd at the Big Spring refinery, 35,470 bpd at the California refineries and 59,690 bpd at the Krotz Springs refinery. The Big Spring refinery throughput was lower as a result of efforts to implement new operating procedures and the California refineries’ throughput was lower due to our continued efforts to optimize asphalt production with demand.
     The average Gulf Coast 3/2/1 crack spread for the third quarter of 2010 was $7.76 per barrel compared to $6.52 per barrel for the same period in 2009. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the third quarter of 2010 was $7.02 per barrel compared to $5.36 per barrel for the third quarter of 2009. Additionally, the average West Coast 3/2/1 crack spread for the third quarter of 2010 was $15.30 per barrel compared to $14.85 per barrel for the third quarter of 2009.
     Asphalt margins in the third quarter of 2010 decreased to $77.59 per ton compared to $82.99 per ton in the third quarter of 2009. On a cash basis, asphalt margins in the third quarter of 2010 were $73.90 per ton compared to $75.88 per ton in the third quarter of 2009. This decrease was primarily due to higher crude oil costs. The average blended asphalt sales price increased 7.3% from $446.26 per ton in the third quarter of 2009 to $478.65 per ton in the third quarter of 2010 and the average non-blended asphalt sales price increased 83.4% from $190.23 per ton in the third quarter of 2009 to $348.89 per ton in the third quarter of 2010. The price for WTI crude increased 11.6%, from $68.17 per barrel in the third quarter of 2009, to $76.05 per barrel in the third quarter of 2010.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 19.1% from 30.9 million gallons in the third quarter of 2009 to 36.8 million gallons in the third quarter of 2010. Our branded fuel sales increased by 24.1% from 68.3 million gallons in the third quarter of 2009 to 84.7 million gallons in the third quarter of 2010. Adjusted EBITDA for our retail and branded marketing segment was $12.2 million for the third quarter of 2010 compared to $8.1 million for the same period in 2009.
YEAR-TO-DATE 2010
     Special items for the first nine months of 2010 included $16.2 million from the bargain purchase gain recognized from the Bakersfield refinery acquisition, an after-tax loss of ($3.9) million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs revolving credit facility and an after-tax gain on the disposition of assets of $0.3 million. Special items for the first nine months of 2009 included accumulated dividends of ($6.0) million on the preferred shares of Alon Refining Krotz Springs prior to their conversion to common stock at December 31, 2009 and an after-tax loss of ($1.3) million recognized on disposition of assets.
     Refinery operating margin at the Big Spring refinery was $6.39 per barrel for the first nine months of 2010 compared to $6.32 per barrel for the same period in 2009. Light product yields increased in 2010 due to the operation of substantially all refinery units that were damaged in the 2008 fire. Light product yields were approximately 87.6% for the first nine months of 2010 and 81.3% for the first nine months of 2009. Refinery operating margin at the California refineries was $0.92 per barrel for the first nine months of 2010 compared to $2.41 per barrel for the same period in 2009. The decrease was partially due to decreased West Coast 3/2/1 crack spreads. The Krotz Springs refinery operating margin for the first nine months of 2010 was $0.44 per barrel compared to $6.64 per barrel for the same period last year. This decrease reflects the effects of the refinery being down for turnaround activities for the first five months of 2010.
     Combined refinery throughput for the nine months ended September 30, 2010, averaged 94,775 bpd, consisting of: 46,244 bpd at the Big Spring refinery, 19,590 bpd at the California refineries and 28,941 bpd at the Krotz Springs refinery, compared to a combined average of 154,952 bpd for the nine months ended September 30, 2009, consisting of: 62,933 bpd at the Big Spring refinery, 34,711 bpd at the California refineries and 57,308 bpd at the Krotz Springs refinery. The Big Spring refinery throughput was lower as a result of efforts to implement new operating procedures and the California refineries’ throughput was lower due to continued efforts to optimize asphalt production with demand. The Krotz Springs refinery throughput was lower due its shut down for turnaround activities until June 2010.
     The average 3/2/1 Gulf Coast crack spread for the first nine months of 2010 was $8.20 per barrel compared to $8.14 per barrel for the same period in 2009. The average 2/1/1 Gulf Coast high sulfur diesel crack spread for the first nine months of 2010 was $7.40 per barrel compared to $7.14 per barrel for the first nine months of 2009. Additionally, the average 3/2/1 West Coast crack spread for the first nine months of 2010 was $13.65 per barrel compared to $15.74 per barrel for the first nine months of 2009.
     Asphalt margins in the first nine months of 2010 increased to $50.54 per ton compared to $45.55 per ton in the first nine months of 2009. On a cash basis, asphalt margins in the first nine months of 2010 were $54.58 per ton compared to $78.41 per ton in the first nine months of 2009. This decrease was due primarily to higher crude oil costs. The average blended asphalt sales price increased 18.1% from $404.39 per ton in the first nine months of 2009 to $477.68 per ton in the first nine months of 2010 and the average non-blended asphalt sales price increased 120.4% from $158.49 per ton in the first nine months of 2009 to $349.29 per ton in the first nine months of 2010. The price for WTI crude increased 35.9%, from $57.03 per barrel in the first nine months of 2009 to $77.50 per barrel in the first nine months of 2010.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 17.6% from 89.3 million gallons in the first nine months of 2009 to 104.9 million gallons in the first nine months of 2010. Our branded fuel sales increased by 12.2% from 204.9 million gallons in the first nine months of 2009 to 230.0 million gallons in the first nine months of 2010. Adjusted EBITDA for our retail and branded marketing segment was $24.4 million for the first nine months of 2010 compared to $18.7 million for the same period in 2009.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on December 15, 2010 to stockholders of record at the close of business on November 30, 2010.
CONFERENCE CALL
     Alon has scheduled a conference call for Friday, November 5, 2010, at 10:00 a.m. Eastern, to discuss the third quarter 2010 results. To access the call, please dial 877-941-2332, or 480-629-9722, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through November 19, 2010, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4370018#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at approximately 640 distributor-serviced locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
     This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR BALANCE
SHEET DATA AS OF DECEMBER 31, 2009 IS UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per		(dollars in thousands, except per
	share data)		share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,248,569	$1,253,113	$2,668,243	$3,081,691
Operating costs and expenses:
Cost of sales	1,153,743	1,165,295	2,443,533	2,693,343
Direct operating expenses	68,448	64,091	192,816	204,300
Selling, general and administrative expenses (2)	35,012	32,276	96,001	95,772
Depreciation and amortization (3)	26,781	25,247	78,471	70,898

Total operating costs and expenses	1,283,984	1,286,909	2,810,821	3,064,313

Gain (loss) on disposition of assets	—	(547)	474	(2,147)

Operating income (loss)	(35,415)	(34,343)	(142,104)	15,231
Interest expense (4)	(24,091)	(21,460)	(72,411)	(70,739)
Equity earnings of investees	3,864	12,811	4,970	21,184
Gain on bargain purchase (5)	17,480	—	17,480	—
Other income (loss), net (6)	(494)	(180)	13,345	268

Loss before income tax benefit, non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(38,656)	(43,172)	(178,720)	(34,056)
Income tax benefit	(21,905)	(16,452)	(73,711)	(13,006)

Loss before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(16,751)	(26,720)	(105,009)	(21,050)
Non-controlling interest in loss of subsidiaries	(1,167)	(2,312)	(7,224)	(2,953)
Accumulated dividends on preferred stock of subsidiary	—	2,150	—	6,450

Net loss available to common stockholders	$(15,584)	$(26,558)	$(97,785)	$(24,547)

Loss per share, basic	$(0.29)	$(0.57)	$(1.80)	$(0.52)

Weighted average shares outstanding, basic (in thousands)	54,181	46,810	54,177	46,808

Loss per share, diluted	$(0.29)	$(0.57)	$(1.80)	$(0.52)

Weighted average shares outstanding, diluted (in thousands)	54,181	46,810	54,177	46,808

Cash dividends per share	$0.04	$0.04	$0.12	$0.12

CASH FLOW DATA: (7)
Net cash provided by (used in):
Operating activities	$24,285	$28,168	$(37,275)	$325,132
Investing activities	(11,162)	(48,891)	(15,218)	(93,605)
Financing activities	18,799	(4,676)	51,691	(231,903)
OTHER DATA:
Adjusted net loss available to common stockholders (8)	$(31,837)	$(24,280)	$(110,448)	$(17,307)
Loss per share, excluding write-off of unamortized debt issuance costs, net of tax, (gain) loss on disposition of assets, net of tax, gain on bargain purchase and accumulated dividends on preferred stock of subsidiary (8)	$(0.59)	$(0.52)	$(2.04)	$(0.37)
Adjusted EBITDA (9)	(5,264)	4,082	(45,792)	109,728
Capital expenditures (10)	7,838	22,888	20,526	52,132
Capital expenditures to rebuild the Big Spring refinery	—	5,791	—	45,072
Capital expenditures for turnaround and chemical catalyst	1,137	2,691	12,668	13,005

	September 30,	December 31,
	2010	2009
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$39,635	$40,437
Working capital	5,593	84,257
Total assets	2,175,564	2,132,789
Total debt	953,523	937,024
Total equity	331,464	431,918

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (11)	$1,056,478	$1,058,517	$2,230,849	$2,652,917

Operating costs and expenses:
Cost of sales	1,022,950	1,038,134	2,138,284	2,397,016
Direct operating expenses	57,711	51,286	159,556	171,295
Selling, general and administrative expenses	7,103	6,934	17,365	21,500
Depreciation and amortization	21,315	19,943	62,150	55,120

Total operating costs and expenses	1,109,079	1,116,297	2,377,355	2,644,931

Loss on disposition of assets	—	—	—	(1,600)

Operating income (loss)	$(52,601)	$(57,780)	$(146,506)	$6,386

KEY OPERATING STATISTICS:
Total sales volume (bpd)	129,194	127,580	78,639	127,460
Per barrel of throughput:
Refinery operating margin – Big Spring (12)	$5.04	$1.34	$6.39	$6.32
Refinery operating margin – CA Refineries (12)	0.17	(0.55)	0.92	2.41
Refinery operating margin – Krotz Springs (12)	1.00	2.45	0.44	6.64
Refinery direct operating expense – Big Spring (13)	4.66	4.11	5.58	4.13
Refinery direct operating expense – CA Refineries (13)	6.86	3.85	7.66	4.37
Refinery direct operating expense – Krotz Springs (13)	3.39	2.75	5.82	3.77
Capital expenditures	4,707	19,859	15,234	46,182
Capital expenditures to rebuild the Big Spring refinery	—	5,791	—	45,072
Capital expenditures for turnaround and chemical catalyst	1,137	2,691	12,668	13,005

PRICING STATISTICS:
WTI crude oil (per barrel)	$76.05	$68.17	$77.50	$57.03
WTS crude oil (per barrel)	73.89	66.49	75.55	55.69
MAYA crude oil (per barrel)	67.50	63.20	68.45	51.98
HLS crude oil (per barrel)	78.18	69.76	79.41	58.71
LLS crude oil (per barrel)	79.63	70.43	80.58	59.87
Crack spreads (3/2/1) (per barrel):
Gulf Coast (14)	$7.76	$6.52	$8.20	$8.14
Group III (14)	10.53	8.01	9.60	9.02
West Coast (14)	15.30	14.85	13.65	15.74
Crack spreads (6/1/2/3) (per barrel):
West Coast (14)	$4.68	$5.39	$3.66	$4.73
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (14)	$7.02	$5.36	$7.40	$7.14
Crude oil differentials (per barrel):
WTI less WTS (15)	$2.16	$1.68	$1.95	$1.34
WTI less MAYA (15)	8.55	4.97	9.05	5.05
HLS/LLS less WTI (15)	2.86	1.93	2.50	2.26
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.950	$1.773	$2.014	$1.545
Gulf Coast ultra-low sulfur diesel	2.086	1.789	2.094	1.565
Gulf Coast high sulfur diesel	2.006	1.728	2.029	1.510
Group III unleaded gasoline	2.031	1.814	2.056	1.575
Group III ultra-low sulfur diesel	2.123	1.814	2.110	1.567
West Coast LA CARBOB (unleaded gasoline)	2.183	2.042	2.183	1.798
West Coast LA ultra-low sulfur diesel	2.160	1.847	2.144	1.602
Natural gas (per MMBTU)	4.23	3.44	4.52	3.90

THROUGHPUT AND YIELD DATA: BIG SPRING

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	42,680	80.4	44,924	71.9	36,836	79.7	50,345	80.0
Sweet crude	7,938	15.0	15,521	24.8	7,021	15.1	10,411	16.5
Blendstocks	2,442	4.6	2,055	3.3	2,387	5.2	2,177	3.5

Total refinery throughput (16)	53,060	100.0	62,500	100.0	46,244	100.0	62,933	100.0

Refinery production:
Gasoline	25,937	49.2	27,366	44.1	23,096	50.5	27,424	43.8
Diesel/jet	17,772	33.7	19,690	31.8	14,738	32.2	20,477	32.7
Asphalt	3,193	6.1	5,830	9.4	2,636	5.8	5,879	9.4
Petrochemicals	3,382	6.4	3,340	5.4	2,664	5.8	3,286	5.3
Other	2,419	4.6	5,790	9.3	2,620	5.7	5,524	8.8

Total refinery production (17)	52,703	100.0	62,016	100.0	45,754	100.0	62,590	100.0

Refinery utilization (18)		72.3%		86.3%		64.6%		86.8%
THROUGHPUT AND YIELD DATA: CALIFORNIA REFINERIES

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	4,635	22.0	16,073	45.3	4,065	20.7	16,164	46.6
Heavy crude	15,886	75.6	18,937	53.4	15,082	77.0	18,259	52.6
Blendstocks	514	2.4	460	1.3	443	2.3	288	0.8

Total refinery throughput (16)	21,035	100.0	35,470	100.0	19,590	100.0	34,711	100.0

Refinery production:
Gasoline	3,401	16.6	5,456	15.8	2,888	15.2	5,189	15.3
Diesel/jet	4,758	23.3	8,434	24.5	4,067	21.4	8,037	23.7
Asphalt	6,974	34.1	10,441	30.3	6,554	34.3	10,215	30.2
Light unfinished	—	—	—	—	—	—	467	1.4
Heavy unfinished	4,831	23.6	9,546	27.7	5,099	26.8	9,409	27.8
Other	498	2.4	585	1.7	439	2.3	551	1.6

Total refinery production (17)	20,462	100.0	34,462	100.0	19,047	100.0	33,868	100.0

Refinery utilization (18)		28.3%		48.3%		26.4%		53.1%
THROUGHPUT AND YIELD DATA: KROTZ SPRINGS (A)

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	38,597	60.1	30,741	51.5	16,460	56.9	28,755	50.2
Heavy sweet crude	23,854	37.2	27,547	46.2	11,603	40.1	24,691	43.1
Blendstocks	1,707	2.7	1,402	2.3	878	3.0	3,862	6.7

Total refinery throughput (16)	64,158	100.0	59,690	100.0	28,941	100.0	57,308	100.0

Refinery production:
Gasoline	26,442	40.9	27,441	45.4	11,720	40.3	26,628	45.8
Diesel/jet	31,383	48.5	26,855	44.5	13,609	46.9	25,288	43.4
Heavy oils	1,487	2.3	1,205	2.0	1,437	4.9	1,151	2.0
Other	5,368	8.3	4,865	8.1	2,304	7.9	5,090	8.8

Total refinery production (17)	64,680	100.0	60,366	100.0	29,070	100.0	58,157	100.0

Refinery utilization (18)		75.2%		70.1%		33.8%		64.3%

(A)	The throughput data for the nine months ended September 30, 2010, reflects substantially four months of operations beginning in June 2010 due to the restart of the Krotz Springs refinery after major turnaround activity.

ASPHALT SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$144,610	$175,189	$316,715	$351,429
Operating costs and expenses:
Cost of sales (19)	120,791	139,751	282,500	307,881
Direct operating expenses	10,737	12,805	33,260	33,005
Selling, general and administrative expenses	2,404	1,267	4,561	3,471
Depreciation and amortization	1,716	1,700	5,148	5,099

Total operating costs and expenses	135,648	155,523	325,469	349,456

Operating income (loss)	$8,962	$19,666	$(8,754)	$1,973

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (20)	289	367	625	813
Non-blended asphalt sales volume (tons in thousands) (21)	18	60	52	143
Blended asphalt sales price per ton (20)	$478.65	$446.26	$477.68	$404.39
Non-blended asphalt sales price per ton (21)	348.89	190.23	349.29	158.49
Asphalt margin per ton (22)	77.59	82.99	50.54	45.55
Capital expenditures	$465	$523	$991	$1,099
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$273,481	$217,232	$753,464	$591,163
Operating costs and expenses:
Cost of sales (19)	236,002	185,235	655,534	502,264
Selling, general and administrative expenses	25,317	23,886	73,511	70,232
Depreciation and amortization	3,353	3,399	10,209	10,179

Total operating costs and expenses	264,672	212,520	739,254	582,675

Gain (loss) on disposition of assets	—	(547)	474	(547)

Operating income	$8,809	$4,165	$14,684	$7,941

KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (23)	84,711	68,280	230,031	204,929
Branded fuel margin (cents per gallon) (23)	8.9	9.6	6.7	5.6

Number of stores (end of period)	306	305	306	305
Retail fuel sales (thousands of gallons)	36,759	30,915	104,881	89,296
Retail fuel sales (thousands of gallons per site per month)	40	34	38	33
Retail fuel margin (cents per gallon) (24)	13.4	9.7	12.3	15.0
Retail fuel sales price (dollars per gallon) (25)	$2.67	$2.48	$2.68	$2.22
Merchandise sales	$74,932	$69,413	$211,660	$202,675
Merchandise sales (per site per month)	82	76	77	74
Merchandise margin (26)	32.2%	31.4%	31.7%	30.9%
Capital expenditures	$1,322	$751	$2,149	$1,864

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $14,204 and $12,073 for the three months ended September 30, 2010 and 2009, respectively, and $40,521 and $34,887 for the nine months ended September 30, 2010 and 2009, respectively. Net sales also include royalty and related net credit card fees of $873 and $744 for the three months ended September 30, 2010 and 2009, respectively, and $2,692 and $1,661 for the nine months ended September 30, 2010 and 2009, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $188 and $189 for the three months ended September 30, 2010 and 2009, respectively, and $564 and $569 for the nine months ended September 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $397 and $205 for the three months ended September 30, 2010 and 2009, respectively, and $964 and $500 for the nine months ended September 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(4)	Interest expense of $72,411 for the nine months ended September 30, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility. Interest expense of $70,739 for the nine months ended September 30, 2009, includes $5,715 related to the unwind of the heating oil crack spread hedge.

(5)	In connection with the Bakersfield refinery acquisition, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17,480 bargain purchase gain.

(6)	Other income (loss), net for the nine months ended September 30, 2010 substantially represents the gain from the sale of our investment in Holly Energy Partners.

(7)	Cash provided by operating activities for the nine months ended September 30, 2009 includes proceeds from the liquidation of the heating oil crack spread hedge of $133,581 and proceeds from the receipt of income tax receivables of $112,952. Cash used in financing activities for the nine months ended September 30, 2009 includes repayments on long-term debt and revolving credit facilities of $218,472 sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and proceeds from the receipt of income tax receivables.

(8)	The following table provides a reconciliation of net loss available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net loss available to common stockholders utilized in determining loss per common share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax gain (loss) on disposition of assets, gain on bargain purchase and accumulated dividends on preferred stock of subsidiary. Our management believes that the presentation of adjusted net loss available to common stockholders and loss per common share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except earnings per share)
Net loss available to common stockholders	$(15,584)	$(26,558)	$(97,785)	$(24,547)
Plus: Loss on disposition of assets, net of tax	—	282	—	1,251
Plus: Accumulated dividends on preferred stock of subsidiary	—	1,996	—	5,989
Plus: Write-off of unamortized debt issuance costs, net of tax	—	—	3,865	—
Less: Gain on bargain purchase	(16,253)	—	(16,253)	—
Less: Gain on disposition of assets, net of tax	—	—	(275)	—

Adjusted net loss available to common stockholders	$(31,837)	$(24,280)	$(110,448)	$(17,307)

Weighted average shares outstanding (in thousands)	54,181	46,810	54,177	46,808

Loss per share, excluding write-off of unamortized debt issuance costs, net of tax, gain (loss) on disposition of assets, net of tax, gain on bargain purchase and accumulated dividends on preferred stock of subsidiary	$(0.59)	$(0.52)	$(2.04)	$(0.37)

(9)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, gain on bargain purchase and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements.

Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets, gain on bargain purchase and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net loss available to common stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009, respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands)
Net loss available to common stockholders	$(15,584)	$(26,558)	$(97,785)	$(24,547)
Non-controlling interest in loss of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	(1,167)	(162)	(7,224)	3,497
Income tax benefit	(21,905)	(16,452)	(73,711) 6	(13,006)
Interest expense	24,091	21,460	72,411	70,739
Depreciation and amortization	26,781	25,247	78,471	70,898
(Gain) on bargain purchase	(17,480)	—	(17,480)	—
(Gain) loss on disposition of assets	—	547	(474)	2,147

Adjusted EBITDA	$(5,264)	$4,082	$(45,792)	$109,728

Adjusted EBITDA for our asphalt segment and our retail and branded marketing segment is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry but is also subject to many of the limitations discussed above; therefore Adjusted EBITDA for our asphalt segment and our retail and branded marketing segment should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles operating income to Adjusted EBITDA for our asphalt segment and our retail and branded marketing segment for the three and nine months ended September 30, 2010 and 2009, respectively:

ASPHALT SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands)
Operating income (loss)	$8,962	$19,666	$(8,754)	$1,973
Depreciation and amortization	1,716	1,700	5,148	5,099

Adjusted EBITDA	$10,678	$21,366	$(3,606)	$7,072

RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands)
Operating income	$8,809	$4,165	$14,684	$7,941
Depreciation and amortization	3,353	3,399	10,209	10,179
(Gain) loss on disposition of assets	—	547	(474)	547

Adjusted EBITDA	$12,162	$8,111	$24,419	$18,667

(10)	Includes corporate capital expenditures of $1,344 and $1,755 for the three months ended September 30, 2010 and 2009, respectively, and $2,152 and $2,987 for the nine months ended September 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(11)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(12)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and nine months ended September 30, 2010, excludes a benefit of $2,990 and $4,515 to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition. There were unrealized hedging gains of $1,019 for the Big Spring refinery for the three months ended September 30, 2009. There were unrealized hedging losses of $108 and $322 for the California refineries for the three and nine months ended September 30, 2010, respectively. There were unrealized hedging losses of $169 and $722 for the Krotz Springs refinery for the three and nine months ended September 30, 2010, respectively. Also, there was an unrealized gain of $20,369 for the Krotz Springs refinery for the nine months ended September 30, 2009. Additionally, the Krotz Springs refinery margin for the nine months ended September 30, 2009 excludes realized gains related to the unwind of the heating oil crack spread hedge of $139,290.

(13)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $1,712 and $2,122 have been excluded from the per barrel measurement calculation for the three and nine months ended September 30, 2010.

(14)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and high sulfur diesel and the market value of WTI crude oil.

(15)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil. The HLS/LLS less WTI spread represents the differential between the average value per barrel of HLS and LLS crude oil and the average value per barrel of WTI.

(16)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(17)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(18)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(19)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(20)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(21)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(22)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(23)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(24)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(25)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(26)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.